SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$38,933
Class B	$0
Class C	$0
Class F1	$1,913
Class F2	$1,886
Total	$42,732
Class 529-A	$1,827
Class 529-B	$0
Class 529-C	$0
Class 529-E	$6
Class 529-F1	$243
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$1,787
Class R-5	$2,345
Class R-6	$4,367
Total	$10,575

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1060
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1091
Class F2	$0.2228
Class 529-A	$0.1051
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0063
Class 529-F1	$0.1760
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.1268
Class R-5	$0.2393
Class R-6	$0.2616

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	345,216
Class B	5,806
Class C	21,295
Class F1	16,826
Class F2	8,726
Total	397,869
Class 529-A	17,664
Class 529-B	792
Class 529-C	5,959
Class 529-E	982
Class 529-F1	1,356
Class R-1	987
Class R-2	17,305
Class R-3	18,094
Class R-4	14,087
Class R-5	9,673
Class R-6	19,511
Total	106,410

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.27
Class B	$36.95
Class C	$36.60
Class F1	$38.94
Class F2	$39.38
Class 529-A	$39.03
Class 529-B	$37.30
Class 529-C	$37.20
Class 529-E	$38.45
Class 529-F1	$39.14
Class R-1	$37.40
Class R-2	$37.39
Class R-3	$38.39
Class R-4	$39.03
Class R-5	$39.71
Class R-6	$39.34